Exhibit 99.1

INTRAWARE ADOPTS STOCKHOLDER RIGHTS PLAN

ORINDA, Calif. – September 12, 2005 – Intraware, Inc. (Nasdaq:ITRA), the leading provider of electronic software and license delivery and management solutions for enterprise technology companies, today announced that its board of directors has adopted a stockholder rights plan designed to protect the long-term value of the company for its stockholders during any future unsolicited acquisition attempt.  The stockholder rights plan is intended to deter certain types of unfair takeover tactics and to prevent an acquiror from gaining control of Intraware without offering a fair price to all of Intraware’s stockholders.

Under the plan, Intraware will issue a dividend of one right for each outstanding share of common stock of the company held by stockholders of record as of the close of business on September 23, 2005.  Each right will initially entitle stockholders to buy a fractional share of Intraware preferred stock for $3.00 (before Intraware’s one-for-ten reverse split).  However, the rights will become exercisable only after the occurrence of certain events specified in the plan, including the acquisition of 15% or more of Intraware’s outstanding common stock by an unsolicited third party acquiror.  Upon the occurrence of any such event, each holder of that right, other than the unsolicited third party acquiror, will be entitled to purchase a number of shares of Intraware common stock of the Company having a then-current market value of twice the rights’ then-current exercise price.  The rights expire on September 23, 2015.

Subject to the terms in the plan, Intraware’s board of directors may redeem outstanding rights at a price of $0.001 per right.  With certain exceptions, the terms of the rights plan may be amended by Intraware’s board of directors at any time without the approval of the holders of the rights.  Further details regarding the rights plan are outlined in a letter that will be mailed to the company’s stockholders of record as of the record date, and in Intraware’s Form 8-K filed with the Securities and Exchange Commission today.

About Intraware, Inc.

Intraware, Inc. provides digital services that enable enterprise technology publishers to tie together licensing and software processes into a clean, simple customer experience. The Intraware SubscribeNet® service (patent pending) is a Web-based delivery and support solution that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their global customer bases. Intraware’s digital delivery and management solutions power business-to-business technology providers including Progress Software Inc, Xilinx Inc., EMC Corporation, Sybase Inc., RSA Security Inc. and McKesson. Intraware is headquartered in Orinda, California and can be reached at 888.797.9773 or http://www.intraware.com.

© 2005 Intraware, Inc. Intraware is a registered trademark of Intraware, Inc. Any other company or product names mentioned herein are the trademarks of their respective owners.

For More Information Contact:

Roman Reznicek

Intraware, Inc.

925-253-4545

ir@intraware.com